Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of July 15, 2013 (the “Effective Date”) by and between USA Compression Management Services, LLC, a Delaware limited liability company (hereafter the “Company”), and William G. Manias (“Employee”).

WHEREAS, Employee and the Company desire to enter into this Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Employee and the Company, intending to be legally bound, do hereby agree as follows:

1. Employment. During the Employment Period (as defined in Section 4 below), the Company shall employ Employee, and Employee shall serve, as Vice President and Chief Operating Officer of the Company.
2. Duties and Responsibilities of Employee.
(a)

During the Employment Period, Employee shall: (i) devote all of Employee’s business time and attention to the business of the Company and its Affiliates (as defined below) (collectively, the “Company Group”, which term shall include, for the avoidance of doubt, any subsidiaries or other entities that become Affiliates of the Company from and after the date hereof), as applicable, (ii) will act in the best interests of the Company Group and (iii) will perform with due care Employee’s duties and responsibilities. Employee’s duties will include those normally incidental to the position of Chief Operating Officer, as well as whatever additional duties may be assigned to Employee by the Chief Executive Officer or the board of directors of USA Compression GP, LLC (the “Board”), which duties may include, without limitation, providing services to members of the Company Group in addition to the Company. Employee agrees to cooperate fully with the Board and not to engage in any activity that interferes with the performance of Employee’s duties hereunder. During the Employment Period, Employee will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person or business concern without the advance written consent of the Board; provided, that the foregoing shall not preclude Employee from managing private investments, participating in industry and/or trade groups, engaging in volunteer civic, charitable or religious activities, serving on boards of directors of charitable not‑for‑profit entities or, with the consent of the Board, which consent is not to be unreasonably withheld, serving on the board of directors of other entities, in each case as long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee’s responsibilities to the Company.
(b)

Employee represents and covenants that Employee is not the subject of or a party to any employment agreement, non‑competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Employee from executing this Agreement or the Amended and Restated Limited Liability Company Agreement of USA Compression Holdings, LLC, dated as of December 23, 2010 (as amended, the “Operating Agreement”) and fully performing Employee’s duties and responsibilities hereunder or thereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c)

Employee acknowledges and agrees that Employee owes the Company Group a duty of loyalty as a fiduciary of the Company Group, and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company Group under the common law.

3. Compensation.
(a)

During the Employment Period, the Company shall pay to Employee an annualized base salary of $275,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable on a bi‑weekly basis, in conformity with the Company’s customer payroll practices for similarly situated employees. The Board will annually review the Base Salary, which may be increased but not decreased during the Employment Period based on Employee’s performance and market conditions.

(b)

During the Employment Period, Employee shall be entitled to participate in the bonus programs established for employees of the Company, as may be amended from time to time. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board each year within 90 days following the start of the applicable fiscal year, in its sole discretion, and communicated to Employee. If the Board determines that Employee meets the performance targets established for a particular fiscal year, then his bonus for that year (the “Annual Bonus”) will be in an amount up to $137,500 (the “Target Annual Bonus”), in accordance with the terms of the bonus program in effect for the applicable year, which amount shall be prorated for less than a full year of service for the fiscal year ending December 31, 2013. In addition, in the event Employee outperforms and exceeds the performance targets established for a particular fiscal year, Employee may receive an additional outperformance bonus for the applicable year, in an amount determined in the sole discretion of the Board (an “Outperformance

Bonus”). The Annual Bonus and any Outperformance Bonus shall be paid no later than March 15 of the year following the year in which the Annual Bonus or Outperformance Bonus is earned, and shall not be payable unless Employee remains employed by the Company on the date that such bonus is paid, except in the case of a termination of Employee due to the death or Disability of Employee, by the Company for convenience, or a resignation by Employee for Good Reason, in which case Employee will be entitled to (i) the entire amount of any earned Annual Bonus for the year preceding the year in which Employee dies, becomes Disabled, is terminated by the Company for convenience or resigns for Good Reason and (ii) a pro rata portion (based on the number of days employed during the year) of any earned Annual Bonus for the year in which Employee dies, becomes Disabled, is terminated by the Company for convenience or resigns for Good Reason in each case in the year following the year to which the applicable bonus relates.

4. Term of Employment. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”).  On the second anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12‑month period being a “Renewal Term”) unless written notice of non‑renewal is delivered from either party to the other not less than 90 days prior to the expiration of the then‑existing Initial Term or Renewal Term.    Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6.  The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to the following benefits during the Employment Period:
(a)

Reimbursement of Business Expenses.    Subject to Section 24 hereof (regarding section 409A compliance), the Company agrees to reimburse Employee for Employee’s reasonable business‑related expenses incurred in the performance of Employee’s duties under this Agreement; provided, that Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time‑to‑time.    Employee is not permitted to receive a payment in lieu of reimbursement under this Section 5(a).

(b)

Benefits.    During the Employment Period, Employee and where applicable Employee’s spouse and dependents shall be eligible to participate in the same benefit plans or fringe benefit policies, other  than severance programs, such as health, dental, life insurance, vision, and 401(k), as are offered to members of the Company’s executive management and in each case on no less favorable than the terms of benefits generally available to the employees of the Company (based on seniority and salary level), subject to applicable eligibility requirements and the terms and conditions of all plans and policies.
(c)

Paid Time Off.    During the Employment Period, Employee shall accrue paid time off (“Paid Time Off”) at a rate of 20 days per calendar year during the Employment Period; provided,  however, that Employee shall cease accruing Paid Time Off once Employee has accrued 20 unused days’ worth of Paid Time Off, and such accrual will begin again only after Employee has used accrued Paid Time Off such that Employee’s accrued entitlement to Paid Time Off is once again less than 20 days.    Employee shall take Paid Time Off in accordance with all Company policies and with due regard for the needs of the Company Group.

6. Termination of Employment.
(a)

Company’s Right to Terminate Employee’s Employment for Cause.    The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)

any material breach of this Agreement or the Operating Agreement by Employee, including, without limitation, the material breach of any representation, warranty or covenant made under this Agreement or the Operating Agreement by Employee;

(ii)

Employee’s breach of any applicable duties of loyalty to the Company or any of its Affiliates, gross negligence or material misconduct, or a significant act or acts of personal dishonesty or deceit, taken by Employee, in the performance of duties and services required of Employee that is demonstrably and significantly injurious to the Company or any of its Affiliates;

(iii)	conviction of Employee of a felony or crime involving moral turpitude;
(iv)

Employee’s willful and continued failure or refusal to perform substantially Employee’s material obligations pursuant to this Agreement or the Operating Agreement or follow any lawful and reasonable directive from the Chief Executive Officer or the Board, other than as a result of Employee’s incapacity; or

(v)	a violation of a federal, state or local law or regulation applicable to the business of the Company that is demonstrably and significantly injurious to the Company.

Prior to Employee’s termination for Cause, the Company must give written notice to Employee describing the act or omission of Employee giving rise to the determination of Cause and, in respect of circumstances capable of cure, such circumstances must remain uncured for 15 days following receipt by Employee of such written notice, provided, that Employee shall not be entitled to cure any such acts or omissions if Employee has previously cured any acts or omissions in the immediately preceding six months.

(b)

Company’s Right to Terminate for Convenience.    The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, with written notice to Employee, subject to the provisions of Section 6(g) regarding the severance benefits.  For purposes of this Agreement, the Company’s failure to renew the Agreement at the end of Initial Term or a Renewal Term shall be deemed a termination of Employee’s employment for convenience.

(c)

Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)	a material breach by the Company of any of its covenants or obligations under this Agreement, the Operating Agreement or any other material agreement with Employee;
(ii)	any material reduction in Employee’s Base Salary, other than a reduction that is generally applicable to all similarly situated employees of the Company;
(iii)

a material reduction by the Company in Employee’s duties, authority, responsibilities, job title or reporting relationships as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority, responsibilities, job title or reporting relationships;

(iv)

a material reduction of the facilities and perquisites available to Employee immediately prior to such reduction, other than a reduction that is generally applicable to all similarly situated employees of the Company; or

(v)	the relocation of the geographic location of Employee’s principal place of employment by more than 50 miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion of Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied:  (A) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s written consent; (B) Employee must provide written notice to the Board of such condition within 30 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Board; and (D) the date of Employee’s termination of employment must occur within the 90‑day period after the initial existence of the condition specified in such notice, in which case, if Good Reason is found to exist and Employee otherwise complies with Section 6(g), Employee will be entitled to receive the severance benefits provided in Section 6(g).

(d)

Death or Disability.  Upon the death or Disability (as defined below) of Employee, Employee’s employment with Company shall terminate and the Company shall have no further obligation to Employee, or Employee’s successor(s) in interest; provided, that the Company shall pay to Employee or the estate of Employee the amounts set forth in Section 6(h), plus any Annual Bonus or Outperformance Bonus provided for in Section 3(b).  For purposes of this Agreement, “Disability” shall mean that Employee is unable to perform the essential functions of Employee’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity which continues for a period in excess of 20 consecutive weeks.  The determination of Disability will be made by a physician selected by Employee and acceptable to the Company or its insurers, with such agreement to the acceptability not to be unreasonably withheld.

(e)

Employee’s Right to Terminate for Convenience.  Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any reason, or no reason at all, upon 30 days’ advance written notice to the Company.

(f)

Termination upon Non‑Renewal of the Agreement.  Except as otherwise mutually agreed between the Company and Employee, if the Company or Employee provides the other party with a written notice of non‑renewal of this Agreement in accordance with Section 4, Employee’s employment with Company shall automatically terminate upon the expiration of the then-applicable Initial Term or Renewal Term, as applicable.

(g)

Effect of Termination for Convenience or Good Reason Resignation.  If Employee incurs a Separation from Service (as defined below) due to Employee’s employment terminating pursuant to Sections 6(b) or 6(c) (regarding termination for convenience and resignation for Good Reason) above and Employee:  (x) executes within 45 days following the date of Employee’s Separation from Service, and does not revoke, a release of all claims in a form satisfactory to the Company, which such form will be promptly provided by Company to Employee on or before his Separation from Service substantially in the form of release contained at Exhibit A (the “Release”); and (y) abides by Employee’s continuing obligations hereunder, including, without limitation, the provisions of Sections 8 and 9 hereof (regarding confidentiality and non‑competition), then Employee shall be entitled to the following, in addition to the amounts described in Section 6(h), and any Annual Bonus or Outperformance Bonus provided for in Section 3(b):

(i)

Severance Pay.  The Company shall make severance payments to Employee in an aggregate amount equal to one times Employee’s Base Salary as in effect as of the date of Employee’s termination of employment (or Base Salary for any preceding year in the Employment Period, if greater) (the “Severance Payment”).  If payable, the Severance Payment will be made, as applicable, in equal semi‑monthly installments over the one‑year period following the date of Employee’s Separation from Service (the “Severance Period’), in accordance with the Company’s regular payroll practices, provided, that any such installment payments that would otherwise be paid prior to the Company’s first regular payroll date that occurs on or after the 60th day following the date of Employee’s Separation from Service (the “First Pay Date”) shall be paid on the First Pay Date.  Notwithstanding the foregoing, in the event of Employee’s death during the Severance Period, all remaining Severance Payments due him shall be paid in a lump sum within 30 days of Employee’s death.  Likewise, notwithstanding the other provisions of this Section 6(g)(i), in the event of a termination for convenience by the Company or termination by Employee for Good Reason within two years following the occurrence of a “change in control event” within the meaning of Treasury Regulation Section 1.409A‑3(i)(5), the Severance Payment shall be paid in a lump sum on the Company’s first regular payroll date that occurs on or after 30 days of the date of Employee’s Separation from Service.

(ii)	Continued Health Insurance Benefits. For a period of 24 months following Employee’s Separation from Service

(which period of 24 months shall include and run concurrently with any so‑called COBRA continuation period applicable to Employee and/or his eligible dependents under Section 4980B of the Code, and may be subject to Employee and/or his eligible dependents electing  such continuation coverage), provided,  however, that (A) during the first 12 months of such coverage, the Company shall continue to provide health insurance benefits to Employee and any eligible dependents at the Company’s expense (other than Employee’s monthly cost‑sharing contribution under the Company’s group health plan, as in effect on the date of Employee’s Separation from Service), and (B) during the remaining 12 months of such coverage, the Company shall continue to provide health insurance benefits to Employee and any eligible dependents at Employee’s expense.  Notwithstanding the previous sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act and any applicable non‑discrimination requirement thereunder or otherwise), the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue his and his covered dependents’ group health coverage in effect on the Date of Termination for the 12 month period following the date of Employee’s Separation from Service (which amount shall be based on the premium for the first month of COBRA coverage), less the amount of Employee’s monthly cost‑sharing contribution under the Company’s group health plan, as in effect on the date of Employee’s Separation from Service at employee rates in effect thereunder as of the Separation from Service.

(h)

Effect of Termination.  Subject to Section 24 hereof (regarding section 409A compliance), upon the termination of Employee’s employment for any reason, all earned, unpaid Base Salary and all accrued, unused Paid Time Off shall be paid to Employee within 30 days of the date of Employee’s termination of employment, or earlier if required by law.  With the exception of any payments to which Employee may be entitled pursuant to Section 5(a) (regarding business expenses) and Section 6(g) (regarding severance benefits), the Company shall have no further obligation under this Agreement to make any payments to Employee.

7. Conflicts of Interest. Employee agrees that Employee shall promptly disclose to the Board any conflict of interest involving Employee upon Employee becoming aware of such conflict.

8. Confidentiality.  Employee acknowledges and agrees that, in the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and have access to, valuable Confidential Information (as defined below) of the Company Group and exchange for other valuable consideration provided hereunder, Employee agrees to comply with this Section 8 and Section 9.

(a)

Employee covenants and agrees, both during the term of the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential, Information except for the benefit of the Company Group.  Employee shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This covenant shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.

(b)	Notwithstanding Section 5(a), Employee may make the following disclosures and uses of Confidential Information:
(i)	disclosures to other employees of the Company Group in connection with the faithful performance of duties for the Company Group;
(ii)

disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of services under this Agreement and is in the best interests of the Company Group;

(iii)	disclosures and uses that are approved by the Board;
(iv)	disclosures to a person or entity that has been retained by the Company Group to provide services to the Company Group, and has agreed in writing to abide by the terms of a confidentiality agreement;
(v)	disclosures for the purpose of complying with any applicable laws or regulatory requirements;
(vi)	disclosures to Employee’s legal, tax or financial advisors for the purpose of assisting such advisors in providing advice to Employee, provided, however, that such advisors agree to maintain the confidentiality of such disclosures; or
(vii)

disclosures that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided,  however, that, prior to any such disclosure, Employee shall, to the extent legally permissible:

(A)	provide the Board with prompt notice of such requirements so that the Board may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section;
(B)	consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and
(C)

cooperate with the Board (at the Company’s cost and expense) in any attempt the Board may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Employee agrees (y) to furnish only that portion of the Confidential Information that is legally required to be furnished, as advised by counsel to Employee, and (z) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)

Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall surrender and deliver to the Company all documents (including, without limitation, electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Employee’s possession and shall not retain any such document or other material.  Within 10 days of any such request, Employee shall certify to the Company in writing that all such materials have been returned to the Company.

(d)

All non‑public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the Employment Period (whether during business hours  or otherwise and whether on  the

Company’s premises or otherwise) that relate to the Company Group’s businesses or properties, products or services (including, without limitation, all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”    Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e‑mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other  similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.

9. Non‑Competition.
(a)

The Company shall provide Employee access to the Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the access to Confidential Information, has voluntarily agreed to the covenants set forth in this Section.  Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including, but not limited to, geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information and substantial and legitimate business interests and goodwill.

(b)

During the Employment Period and for a period of two years (the “Restricted Period”) following the termination of the Employment Period for any reason, Employee shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any other Person or Persons as principal, agent, employee, shareholder (other than holding equity interests listed on a United States stock exchange or automated quotation system that do not exceed 5% of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, engage in or compete with the Business anywhere in the world.

(c)

During the Restricted Period, Employee shall not (i) knowingly induce or attempt to induce any other Person known to Employee to be a customer of the Company or its affiliates (each, a “Customer”) to cease doing any business with the Company or its affiliates anywhere in the world or (ii) solicit business involving the Business from, or provide services related to the Business to, any Customer.

(d)

During the Restricted Period, Employee shall not solicit the employment of any individual who is an employee of the Company or its affiliates, except that Employee shall not be precluded from soliciting the employment of, or hiring, any such individual (i) whose employment with the Company or one of its affiliates has been terminated before entering into employment discussions with such Seller, (ii) who initiates discussions with Employee regarding employment opportunities with Employee or (iii) responds to a general advertisement or other similarly broad form of solicitation for employees.

(e)	For purposes of this Section 9, the following terms shall have the following meanings:
(i)

“Business” shall mean the business of providing natural gas compression services through the deployment and maintenance of on‑site compressor packages and any other line of business in which the Company Group is engaged at the time of termination or has taken substantial steps to enter during the Employment Period and is actively pursuing at the time of termination.

(ii)

“Person” means any individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

(f)

Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company Group for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company, in the event of breach by Employee, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

(g)

The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial . restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the panel or court deems reasonable, and this Agreement shall thereby be reformed.

(h)

All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement; and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

10. Ownership of Intellectual Property.  Employee agrees that the Company shall own, and Employee agrees to assign and does hereby assign, all right, title and interest (including, but not limited, to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the Employment Period which either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”); and Employee will promptly disclose all Company Intellectual Property to the Company.  All of Employee’s works of authorship and associated copyrights created during the Employment Period and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  Employee agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation (a) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (b) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (c) in other legal proceedings related to the Company Intellectual Property.

11. Arbitration.
(a)

Subject to Section 11(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Austin, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”).  The arbitration award shall be final and binding on both parties.

(b)

Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then applicable rules of the AAA.  The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney‑client or other privilege and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be rendered in writing, be final, non‑appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c)

Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)

Notwithstanding Section 11(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided,  however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e)

By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f)

Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

12. Defense of Claims.  Employee agrees that, during the Employment Period and thereafter, upon request from the Company, Employee will reasonably cooperate with the Company Group in the defense of any claims or actions that may be made by or against the

Company Group that relate to Employee’s actual or prior areas of responsibility, except if Employee’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action.  The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section, provided, Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.  After the expiration of one year following the date of Employee’s Separation from Service, the Company will compensate Employee for the time Employee spends on reasonable cooperation and assistance at the Company’s request at a rate per hour calculated, by dividing his annualized Base Salary at the end of the Employment Period by 2,080.

13. Withholdings; Deductions.  The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes or other amounts as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

14. Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.    Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  The words “herein”, “hereof, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15. Applicable Law; Submission to Jurisdiction.    This Agreement shall in all respects be construed according to the laws of the State of Texas.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 above and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Austin, Texas.

16. Entire Agreement and Amendment.  This Agreement,-including the Operating Agreement, the terms of which are incorporated herein by reference, contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided,  however, that, notwithstanding anything to the contrary in the Operating Agreement, the definitions of “Cause” and “Good Reason” in this Agreement shall apply in lieu of those same defined terms in the Operating Agreement when and to the extent those defined terms are applicable to Employee under the Operating Agreement.  This Agreement may be amended only by a written instrument executed by both parties hereto.

17. Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

18. Assignment.    This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  The Company may assign this Agreement to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

19. Affiliates.    For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by or Under Common Control with such person or entity, but with respect to the Company, specifically does not mean Riverstone, the entities Controlling it, and its investment funds, partners of its investment funds, and its portfolio companies other than the Company and its subsidiaries.    The term “Control,” including the correlative terms “Controlling,” “Controlled by,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity.    For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

20. Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

If to the Company, addressed to:

USA Compression Management Services, LLC

100 Congress Avenue, Suite 1550

Austin, TX  78701

Attn:  J. Gregory Holloway

Facsimile:  (512) 473‑2616

and a copy to:

R/C IV USACP Holdings, L.P.

c/o Riverstone Holdings, LLC

712 Fifth Avenue, 51st Floor

New York, NY  10019

Attn:  Andrew W. Ward

Facsimile:  (212) 993‑0077

and a copy to:

Vinson & Elkins

1001 Fannin Street

Suite 2500

Houston, Texas 77002-6760

Attn:  E. Ramey Layne

Facsimile:  (713) 751‑5396

If to Employee, addressed to:

William G. Manias

Facsimile:  (___) ___‑____

21. Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22. Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute:  (a) an automatic resignation of Employee as an officer of the Company and each member of the Company Group, as applicable, and (b) an automatic resignation of Employee from the Board (if applicable), from the board of directors or managers of any member of the Company Group (if applicable) and from the board of directors or managers or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

23. Key Person Insurance.    At any time during the Employment Period, the Company shall have the right to insure the life of Employee for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.    Employee shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier and by executing all necessary documents reasonably required by any insurance carrier.

Employee shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.
24. Compliance with Section 409A.
(a)

The severance pay and benefits provided under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”), and any ambiguous provision shall be construed in a manner consistent with such intent.  For purposes of this Agreement, a “Separation from Service” shall mean Employee’s “separation from service” as such term is defined in Treasury Regulation Section 1.409A‑1(h) or any successor regulation.  Each separate severance payment and each severance installment payment shall be treated as a separate payment under this Agreement for all purposes.  To the extent that Employee is a “specified employee” within the meaning of Section 1.409A‑l(i)(l) of the Department of Treasury Regulations, any amounts that would otherwise be payable by reason of such separation from service and are not otherwise exempt from the provisions of Section 409A of the Code will delayed for a period of six months from the date of such Separation from Service, in which case the payments that would otherwise have been paid during such six month period shall be paid in a lump sum on the first day of the seventh month after the date of the Separation from Service and the remainder of such payments, if any, will be made pursuant to their terms.

(b)

Notwithstanding anything to the contrary in this Agreement, in‑kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in‑kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This paragraph shall only apply to in‑kind benefits and reimbursements that would result in taxable compensation income to Employee.

(c)

If any amount payable hereunder would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then the payment of such amount shall be delayed and paid, without interest, in a lump sum on the earliest of:  (i) Employee’s death, (ii) the date that is six months after the date of Employee’s Separation from Service with the Company (or if such payment date does not fall on a business day of Company, the next following business day of the Company), or (iii) such earlier date upon which such payment can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed in its name and on its behalf, as of the Effective Date.

EMPLOYEE:

/s/ William G. Manias

William G. Manias

COMPANY:

USA COMPRESSION MANAGEMENT SERVICES, LLC

By:/s/Joseph C. Tusa, Jr.

Joseph C. Tusa, Jr.

President

Signature Page to
Employment Agreement

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of July __, 2013 by and among William G. Manias (“Employee”) and USA Compression Management Services, LLC (the “Company”).

(a) For good and valuable consideration, including the Company’s provision of a severance payment to Employee in accordance with Section 6(f) of the Employment Agreement, Employee hereby releases, discharges and forever acquits each member of the Company Group and their respective Affiliates (each as defined in the Employment Agreement, provided,  however, that for purposes of this Agreement, “Affiliates” shall expressly include Riverstone, the entities Controlling it, and its investment funds, partners of its investment funds, and its and their portfolio companies other than the Company) and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including, without limitation, any alleged violation through the date of this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti‑discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Employee and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (i) any claim which arises after the date of this Agreement, (ii) any claim to vested benefits under an employee benefit plan, (iii) any claims for contractual payments under the Employment Agreement, or (iv) any claims under the Operating Agreement of the Company.  This Agreement is not intended to indicate that any such claims exist or

Exhibit A‑1

that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non‑legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the .EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c) By executing and delivering this Agreement, Employee acknowledges that:
(i)	He has carefully read this Agreement;
(ii)

He has had at least [21] [45] days to consider this Agreement before the execution and delivery hereof to the Company.   [Add if 45 days applies:  , and he acknowledges that attached to this Agreement are (A) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (B) a list of the ages of those employees not selected for termination (or participation in such program); and (C) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

Exhibit A‑2

(iii)	He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;
(iv)

He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

(v)

With the exception of any sums that he may be owed pursuant to Section 6(f) of the Employment Agreement, he has been paid all wages and other compensation to which he is entitled under the Agreement and received all leaves (paid and unpaid) to which he was entitled during the Employment Period (as defined in the Employment Agreement).

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven‑day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referenced to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be delivered to [name, address] before 11:59 p.m., Austin, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

Executed on this _____ day of _________________________, 201__.

William G. Manias

Exhibit A‑3